UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2025

FIVE BELOW, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-35600	75-3000378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Market Street

Suite 300

Philadelphia, PA 19106

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (215) 546-7909

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	FIVE	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On August 25, 2025, the Board of Directors (the “Board”) of Five Below, Inc. (the “Company”) appointed Daniel Sullivan as the Company’s Chief Financial Officer, effective October 6, 2025 (the “Appointment Date”). Mr. Sullivan will assume the roles of principal financial officer and principal accounting officer from Kenneth Bull, who has been serving as Interim Chief Financial Officer.

Prior to joining the Company, Mr. Sullivan served as Executive Vice President, Chief Operating Officer of Edgewell Personal Care Company, a global consumer products company, from April 2019, and prior to that as Chief Financial Officer of Party City Holdco Inc., a party goods company, from September 2016. Additionally, Mr. Sullivan previously served as Chief Financial Officer of Ahold USA, as well as Chief Financial Officer and Chief Operating Officer of Heineken USA.

Mr. Sullivan holds a bachelor’s degree in accounting from Duquesne University.

No family relationship exists between Mr. Sullivan and any of the Company’s directors or executive officers. There are no arrangements or understandings between Mr. Sullivan and any other person pursuant to which Mr. Sullivan was selected as an officer of the Company, nor are there any transactions to which the Company is or was a participant and in which Mr. Sullivan had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Sullivan’s appointment as Chief Financial Officer, the Company entered into an Offer Letter with Mr. Sullivan, dated as of August 25, 2025 (the “Sullivan Offer Letter”). Pursuant to the terms of the Sullivan Offer Letter, Mr. Sullivan is entitled to: (i) an annual base salary of $850,000; (ii) a one-time signing bonus of $500,000 (subject to repayment by him if he resigns or is terminated by the Company for “cause” within the first 12 months of employment); (iii) participate in the Company’s Short-Term Incentive Plan (“STIP”) beginning in fiscal year 2025, with a target STIP payout of 50% of annualized base salary for the initial year of eligibility and 100% thereafter; (iv) an initial equity grant of time-based restricted stock units (“RSUs”) under the Company’s 2022 Equity Incentive Plan (“EIP”), with the number of RSUs to be determined by dividing $2,000,000 by the closing price of the Company’s common stock on the Appointment Date, with such RSUs vesting (subject to continued service) in three equal annual installments on the first three anniversaries of the Appointment Date, and with such RSUs otherwise subject to terms consistent with those applicable to the most recent annual RSU awards granted to the Company’s named executive officers; (v) 2026 equity awards under the EIP with an aggregate grant value of $1,800,000, with 60% of the equity award value allocated to performance-based restricted stock units (“PRSUs”) and 40% of the equity award value allocated to RSUs; (vi) relocation assistance under the Company’s Relocation Policy, with such relocation assistance subject to repayment if he resigns or is terminated by the Company for “cause” within the first 24 months of employment; (vii) eligibility for participation in the Company’s Executive Severance Plan, which presently provides the following severance benefits upon termination of employment by the Company without cause or resignation with good reason: (A) a lump sum payment equal to 12 months of base salary, plus (B) reimbursement of the applicable premium for COBRA continuation coverage for up to 12 months, to the extent that premium exceeds the amount charged to active employees for comparable coverage.

In addition, the Sullivan Offer Letter requires that Mr. Sullivan enter into an agreement with the Company containing customary provisions regarding confidentiality and ownership of intellectual property, as well as 12-month post-termination non-competition and non-solicitation covenants.

The foregoing summary is qualified in its entirety by reference to the Sullivan Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure.

On October 1, 2025, the Company issued a press release announcing the Chief Financial Officer appointment described above. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information in Item 7.01 of this Current Report and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended or incorporated by reference in any filing under the Securities Act of 1933 as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Letter Agreement, dated August 25, 2025, by and between Daniel Sullivan and Five Below, Inc.

99.1	Press Release dated October 1, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2025	Five Below, Inc.

	By:	/s/ Kenneth R. Bull
	Name:	Kenneth R. Bull
	Title:	Chief Operating Officer and Interim Chief Financial Officer and Treasurer